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                                                                 EXHIBIT (a)(1)

                     [LOGO OF MORGAN STANLEY DEAN WITTER]

                                          November 13, 1999

Board of Directors
Air Express International Corporation
120 Tokeneke Road
Darien, CT 08820

Members of the Board:

We understand that Air Express International Corporation ("AEI" or the "Company"), Deutsche Post ("Buyer") and DP Acquisition Corp., a wholly owned subsidiary of Buyer ("Acquisition Sub") propose to enter into a Tender Offer and Merger Agreement, substantially in the form of the draft dated November 11, 1999 (the "Merger Agreement") which provides, among other things, for (i) the commencement by Acquisition Sub of a tender offer (the "Tender Offer") for all outstanding shares of common stock of AEI, par value $0.01 per share (the "Common Stock"), for $33.00 per share net to the seller in cash, and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into AEI. Pursuant to the Merger, AEI will become a wholly owned subsidiary of Buyer and each outstanding share of Common Stock, other than shares held in treasury or held by Buyer or any affiliate of Buyer or as to which dissenters' rights have been perfected, will be converted into the right to receive $33.00 per share in cash (the "Consideration"). The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of the Company;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

    (iii) analyzed certain financial projections prepared by the management of the Company;

    (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

    (v)    reviewed the reported prices and trading activity for the Common
           Stock;

    (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

    (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    (viii) participated in discussions and negotiations among representatives of the Company, Buyer and their financial and legal advisors;

    (ix)   reviewed the draft Merger Agreement; and

    (x)    performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, we have

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assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent.

Based on the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED


                                              /s/ Marko C. Remec
                                          By: _________________________________
                                              Marko C. Remec
                                              Managing Director

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